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For:       Immediate Release

Contact:   Sheila Celata (617) 726-7120


                   UST CORP. TO ACQUIRE WALDEN BANCORP, INC.


BOSTON, Massachusetts -- August 30, 1996 -- UST Corp. (NASDAQ: USTB) and Walden Bancorp, Inc. (NASDAQ: WLDN) jointly announced today that the Corporations have signed a definitive agreement under which UST will acquire Walden.

The acquisition will result in UST becoming a $3.8 billion bank holding company with 65 branches in the greater Boston area, after giving effect to UST's pending acquisition of twenty Boston area branches from BankBoston, and the recently announced sale of UST's Connecticut banking subsidiary, UST Bank/Connecticut. Walden conducts business through two subsidiary banks, The Bank of Braintree and The Co-operative Bank of Concord. These two banks have a combined total of 17 branches located in the eastern Massachusetts counties of Middlesex, Norfolk and Plymouth. While UST will first acquire Walden and the banks will become subsidiaries of UST, UST anticipates that it will merge these banks into its principal banking subsidiary, USTrust during 1997.

"This acquisition continues UST's expansion in the attractive markets of Middlesex, Norfolk and Plymouth counties. The improved coverage substantially enhances our market share, strengthens our geographic presence in eastern Massachusetts, and enables USTrust to offer a stronger banking alternative to an even larger number of local businesses and consumers," stated Neal F. Finnegan, President and Chief Executive Officer of UST. "This acquisition of a significant consumer and community oriented business will complement UST's traditional strength as a commercial lender. The combination of the two organizations will strengthen UST's position in having the third largest branch network in metropolitan Boston. In addition, it will allow us to improve our leverage and efficiency as we will be able to expand our customer base without incurring proportionate increases in operating expenses. In fact, we expect the transaction to be accretive to our earnings."

"We believe that our shareholders will greatly benefit from the proposed transaction," stated David E. Bradbury, Chairman of the Board, President and Chief Executive Officer of Walden. "In addition, our customers will benefit as well as they will have access to the varied products and services of UST, along with a much larger branch network. The pending acquisition of the BankBoston branches represents a perfect fit with Walden's offices, and it is not anticipated that any branches will be closed."

The transaction, which will be accounted for as a pooling of interests, is expected to close during the first quarter of 1997, and is structured as a tax-free exchange of 1.9 shares of UST common stock for each share of Walden common stock. At UST's closing stock price of $16.25 on August 29, 1996, the transaction would be valued at approximately $161 million, and Walden shareholders would receive a value of $30.875 in UST common stock for each share of Walden common stock. The purchase price represents a multiple of 1.69 times stated book value of Walden, and 1.96 times tangible book value of Walden at June 30, 1996. The Company expects to record a one-time pre-tax charge of approximately $13.5 million of acquisition related costs in connection with the transaction.


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The agreement is subject to the approval of the shareholders of UST and Walden as well as federal and state bank regulatory authorities. In connection with the merger agreement, Walden has granted UST an option to purchase approximately 19.9% of its common stock exercisable upon the occurrence of certain events.

UST is a $2 billion, Boston-based bank holding company which provides a broad range of financial services to individuals and small and medium sized companies in New England. In June 1996, UST announced an agreement with BankBoston to acquire a total of twenty BayBank and Bank of Boston branches, with approximately $860 million in deposits and approximately $510 million of commercial, residential and other loans.

Walden Bancorp is a $1 billion bank holding company for two community banks which specialize in meeting consumer and small business banking needs in their local markets with a total of 17 branch offices in Middlesex, Norfolk and Plymouth counties.